EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-47605 and 333-144580) pertaining to The Retirement and Savings Plan for Amgen Manufacturing, Limited of our report dated June 23, 2011, with respect to the financial statements and schedules of The Retirement and Savings Plan for Amgen Manufacturing, Limited included in this Annual Report (Form 11-K) for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
San Juan, Puerto Rico
June 23, 2011